Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 3, 2009, with respect to the consolidated balance sheet of NorthStar Real Estate Income Trust, Inc. contained in the Registration Statement and Preliminary Prospectus as of February 20, 2009. We consent to the incorporation of the aforementioned report in this Registration Statement and Preliminary Prospectus of NorthStar Real Estate Income Trust, Inc. on Form S-11, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
New York, New York
March 4, 2009